Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-49363, 333-122186, 333-54060, 333-54062, 333-53982, 333-65694, 333-66650, and 333-109043 on Forms S-8 of our report dated March 16, 2005 (May 4, 2005 as to the effects of the restatement discussed in Note 22) relating to the financial statements of GSI Commerce, Inc. and subsidiaries and our report dated March 16, 2005 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in Amendment No. 2 to the Annual Report on Form 10-K/A of GSI Commerce, Inc. and subsidiaries for the year ended January 1, 2005.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

May 4, 2005